                       AVNET EMPLOYEE STOCK PURCHASE PLAN

                                  AVNET, INC.

                       CERTIFICATE OF ASSISTANT SECRETARY

     I, Raymond Sadowski, Assistant Secretary of Avnet, Inc., a New York corporation, do hereby certify that attached hereto is a true and correct copy of the AVNET EMPLOYEE STOCK PURCHASE PLAN.

     Dated this 11th day of September, 1995.

                                                /s/  Raymond Sadowski
                                                ------------------------------

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                       AVNET EMPLOYEE STOCK PURCHASE PLAN

                               TABLE OF CONTENTS

SECTION                                                                                    PAGE
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
   1.     Purpose........................................................................    1
   2.     Definitions....................................................................    1
   3.     Plan Administration............................................................    2
          (a) Committee Members..........................................................    2
          (b) Powers and Duties of the Committee.........................................    2
          (c) Committee Action...........................................................    2
          (d) Exoneration of Committee Members...........................................    3
   4.     Eligibility to Participate in Offerings........................................    3
   5.     Offerings......................................................................    3
   6.     Participation in Offerings.....................................................    3
   7.     Payroll Deductions.............................................................    4
   8.     Grant of Option................................................................    4
   9.     Exercise of Option.............................................................    4
  10.     Delivery.......................................................................    5
  11.     Withdrawal; Termination of Employment..........................................    5
  12.     Interest.......................................................................    5
  13.     Stock Subject to the Plan......................................................    5
  14.     Disposition Upon Death.........................................................    6
  15.     Transferability................................................................    6
  16.     Share Transfer Restrictions....................................................    6
  17.     Amendment or Termination.......................................................    6
  18.     Notices........................................................................    7
  19.     Effective Date of Plan.........................................................    7
  20.     Miscellaneous..................................................................    7
          (a) Headings and Gender........................................................    7
          (b) Governing Law..............................................................    7
          (c) Plan Not A Contract of Employment..........................................    7

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                       AVNET EMPLOYEE STOCK PURCHASE PLAN
1. Purpose. The purpose of this Avnet Employee Stock Purchase Plan (the "Plan") is to advance the interests of Avnet, Inc, a New York corporation ("the Company"), and its shareholders by providing Eligible Employees (as defined in section 2(g) below) of the Company and its Designated Subsidiaries (as defined in section 2(f) below) with an opportunity to acquire an ownership interest in the Company by purchasing Common Stock of the Company on favorable terms through payroll deductions. It is the intention of the Company that the Plan, as applied to Employees resident in the United States of America, qualify as an "employee stock purchase plan" under section 423 of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of section 423 of the Code. As applied to an Employee resident in a country other than the United States of America, the Plan shall not be subject to section 423 of the Code and the terms of the Plan may be subject to an appendix to the Plan corresponding to the Employee's resident country.

2. Definitions.

     (a)   "Board" means the Board of Directors of the Company.

     (b)   "Business Day" means a day when the New York Stock Exchange is open.

     (c) "Common Stock" means the common stock, par value $1.00 per share, of the Company, or the number and kind of shares of stock or other securities into which such common stock may be changed in accordance with section 13 of the Plan.

     (d)   "Committee" means the entity administering the Plan, as provided in section 3 below.

     (e) "Compensation" means the total cash compensation, including salary, wages, overtime pay, and bonuses, paid to an Eligible Employee by reason of his employment with the Employer (determined prior to any reduction thereof by operation of a salary reduction election under a plan described in section 401(k) of the Code or section 125 of the
           Code), as reported on IRS Form W-2, but excluding any amounts not paid in cash which are required to be accounted for as imputed income on IRS Form W-2, any reimbursements of expenses and amounts under stock incentives or stock options.

     (f) "Designated Subsidiary" means a Subsidiary that has been designated by the Committee from time to time, in its sole discretion, as eligible to participate in the Plan.

     (g) "Eligible Employee" means, with respect to any Offering, an individual who is an Employee at all times during the period beginning three (3) months before the Offering Date and ending on the Offering Date.

     (h) "Employee" means any person, including an Insider, who has attained age 18 and is employed by the Company or one of its Designated Subsidiaries, exclusive of any such person whose customary employment with the Company or a Designated Subsidiary is for less than 20 hours per week.

     (i)   "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     (j) "Fair Market Value" generally means, with respect to any share of Common Stock, as of any date under the Plan, the closing price of the Common Stock on the New York Stock Exchange on a particular date.

     (k) "Insider" means any Participant who is subject to section 16 of the Exchange Act.

     (l) "Offering" means any of the offerings to Participants of options to purchase Common Stock under the Plan, each continuing for one month, as described in section 5 below.

     (m) "Offering Date" means the first day of the period of an Offering under the Plan, as described in section 5 below.

     (n) "Option Price" means the lesser of: (i) 85% of the Fair Market Value of one share of Common Stock on the Offering Date, or (ii) 85% of the Fair Market Value of one share of Common Stock on the Termination Date the definition of which, for purposes of this subsection 2(n) only, shall be subject to Treas. Reg. sec.1.421-7(f).

     (o) "Participant" means an Eligible Employee who elects to participate in Offerings under the Plan pursuant to section 6 below.

     (p)   "Securities Act" means the Securities Act of 1933, as amended.

     (q) "Subsidiary" means any corporation, other than the Company, in an unbroken chain of corporations, beginning with the Company, if, at the time an option is granted under the Plan, each of the corporations, other than the last corporation in the unbroken chain, owns stock possessing 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

     (r) "Termination Date" means the last day of the period of an Offering under the Plan, as described in section 5 below.

3. Plan Administration.

     (a) Committee Members. The administration of the Plan shall be under the supervision of the committee for the Plan (the "Committee") appointed by the Board from time to time. Members of the Committee shall serve at the pleasure of the Board and may be removed by the Board at any time without prior written notice. A Committee member may resign by giving written notice to the Board.

     (b) Powers and Duties of the Committee. The Committee will have full power to administer the Plan in all of its details, subject to the requirements of applicable law. For this purpose, the Committee's powers will include, but will not be limited to, the following authority, in addition to all other powers provided by this Plan:

        (i) To adopt and apply, in a uniform and nondiscriminatory manner to all persons similarly situated, such rules and regulations as it deems necessary or proper for the efficient and proper administration of the Plan, including the establishment of any claims procedures that may include a requirement that all disputes that cannot be resolved between a Participant and the Committee will be subject to binding arbitration;

        (ii) To interpret the Plan and decide all questions concerning the Plan, such as the eligibility of any person to participate in the Plan, and the respective benefits and rights of Participants and others entitled thereto and the exclusive power to remedy ambiguities, inconsistencies or omissions in the terms of the Plan;

        (iii) To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan;

        (iv) To allocate and delegate its responsibilities under the Plan and to designate other persons to carry out any of its responsibilities under the Plan;

        (v) To prescribe such forms as may be necessary or appropriate for Employees to make elections under the Plan or to otherwise administer the Plan; and

        (vi) To do such other acts as it deems necessary or appropriate to administer the Plan in accordance with its terms, or as may be provided for or required by law.

     (c) Committee Action. The certificate of a Committee member designated by the Committee that the Committee has taken or authorized any action shall be conclusive in favor of any person relying on, or subject to, the certificate. Any interpretation of the Plan, and any decision on any matter within the discretion of the Committee, made by the Committee in good faith shall be final and binding on all persons. A majority of the members of the Committee shall constitute a quorum. The

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

           Committee shall act by majority approval of the members and shall keep minutes of its meetings. Action of the Committee may be taken without a meeting if unanimous written consent is given. Copies of minutes of the Committee's meetings and of its actions by written consent shall be kept with the corporate records of the Company.

     (d) Exoneration of Committee Members. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted under it. The Company hereby agrees to indemnify, defend and hold harmless, to the fullest extent permitted by law, any Committee member against any and all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission was not due to the gross negligence or willful misconduct of the Committee member.

4. Eligibility to Participate in Offerings.

     (a) An Eligible Employee is entitled to participate in Offerings in accordance with sections 5 and 6, beginning with the Offering Date after an Employee first becomes an Eligible Employee, subject to the limitations imposed by section 423 of the Code.

     (b) Notwithstanding any provisions of the Plan to the contrary: (i) no Employee shall be granted an option under the Plan if immediately after the grant, such Employee (or any other person whose stock ownership would be attributed to such Employee pursuant to section 424(d) of the Code) would own shares of Common Stock and/or hold outstanding options to purchase shares of Common Stock possessing 5% or more of the total combined voting power or value of all classes of shares of the Company or of any Subsidiary; and (ii) an Eligible Employee who is an Insider may not participate in Offerings under the Plan until the Plan has been approved by the Company's Shareholders in accordance with Rule 16b-3 of the Exchange Act.

5. Offerings. Options to purchase shares of Common Stock shall be offered to Participants under the Plan through a continuous series of Offerings, each beginning on the first Business Day of the month (the "Offering Date"), and each Offering shall terminate on the last Business Day of the month corresponding to the Offering Date (the "Termination Date") . The first Offering under the Plan, however, shall have an Offering Date of October 2, 1995 and a Termination Date of October 31, 1995. Offerings under the Plan shall continue until either (a) the Committee decides, in its sole discretion, that no further Offerings shall be made because the Common Stock remaining available under the Plan is insufficient to make an Offering to all Eligible Employees, or (b) the Plan is terminated in accordance with section 17 below. Notwithstanding the foregoing, Offerings will be limited under the Plan so that no Eligible Employee will be permitted to purchase shares of Common Stock under all "employee stock purchase plans" (within the meaning of section 423 of the Code) of the Company and its Subsidiaries in excess of $25,000 of the Fair Market Value of such shares of Common Stock (determined at the time of an Offering Date) for each calendar year in which an Offering is outstanding at any time.

6. Participation in Offerings.

     (a) An Eligible Employee may participate in Offerings under the Plan by completing a subscription agreement authorizing payroll deductions on the form provided by the Company (the "Participation Form") and filing the Participation Form with the Company (pursuant to such standards or procedures as are established by the Committee) at least 15 days before the Offering Date of the first Offering in which such Employee wishes to participate.

     (b) Except as provided in section 7(a) below, payroll deductions for a Participant shall begin with the first payroll following the applicable Offering Date, and shall continue until the Plan is terminated, subject to earlier termination by the Participant as provided in section 11 below or increases or decreases by the Participant in the amount of payroll deductions as provided in section 7(c) below.

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

7. Payroll Deductions.

     (a) By completing and filing a Participation Form, an Eligible Employee shall elect to have payroll deductions withheld from his total Compensation on each paydate (including paydates covering regular payroll, commissions and bonuses) during the time he is a Participant in the Plan in such amount as he shall designate on the Participation Form; provided, however, that: (i) payroll deductions must be in such percentages or whole dollar amounts, as determined by rules established by the Committee which may change from time to time to provide for the efficient administration of the Plan; (ii) the Committee may establish rules limiting the amount of an Eligible Employee's Payroll Deductions, except that any percentage or dollar limitation must apply uniformly to all Eligible Employees; (iii) and each Participant's payroll deductions must be equal to at least the minimum percentage or dollar amount established by the Committee from time to time, but no more than $21,250 (U.S.) per calendar year.

     (b) All payroll deductions authorized by a Participant shall be credited to an account established under the Plan for the Participant. The funds represented by such account shall be held as part of the Company's general assets, usable for any corporate purpose, and the Company shall not be obligated to segregate such funds. A Participant may not make any separate cash payment or contribution to such account.

     (c) No increases or decreases of the amount of payroll deductions for a Participant may be made during an Offering. A Participant may increase or decrease the amount of his payroll deductions under the Plan for subsequent Offerings by completing an amended Participation Form and filing it with the Company (pursuant to such standards and procedures established by the Committee) not less than 15 days prior to the Offering Date as of which such increase or decrease is to be effective.

     (d) A Participant may discontinue his participation in the Plan at any time as provided in section 11 below.

8. Grant of Option. On each Offering Date, each Participant shall be granted (by operation of the Plan) an option to purchase (at the Option Price) as many shares of Common Stock as he will be able to purchase with the payroll deductions credited to his account during his participation in the Offering beginning on such Offering Date. Notwithstanding the foregoing, the maximum number of shares of Common Stock that an Employee may purchase under an Offering may not exceed 500 (as may be adjusted from time to time under section 13(b)).

9. Exercise of Option.

     (a) Unless a Participant gives written notice to the Company as provided in subsection 9(c) below or withdraws from the Plan pursuant to section 11 below, his option for the purchase of shares of Common Stock granted under an Offering will be exercised automatically at the Termination Date of such Offering for the purchase of the number of shares of Common Stock that the accumulated payroll deductions in his account on such Termination Date will purchase at the applicable Option Price.

     (b) No Participant (or any person claiming through such Participant) shall have any interest in any Common Stock subject to an option under the Plan until such option has been exercised, at which point such interest shall be limited to the interest of a purchaser of the Common Stock purchased upon such exercise pending the delivery of such Common Stock in accordance with section 10 below. During his lifetime, a Participant's option to purchase shares of Common Stock under the Plan is exercisable only by him.

     (c) By written notice to the Company prior to the end of the Business Day on a Termination Date corresponding to an Offering, a Participant may elect, effective on such Termination Date, to withdraw all of the accumulated payroll deductions in his account as of the Termination Date (which will also constitute a notice of termination and withdrawal pursuant to section 11(a)).

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

           However, the preceding sentence shall not apply to an Insider who has made, with the prior written consent of the Committee, an irrevocable election at least six (6) months prior to a Termination Date until such six (6) month period has expired, in accordance with 17 CFR sec.240.16b-3(d)(1).

10. Delivery. As promptly as practicable after the Termination Date of each Offering, the Company will deliver, or cause to be delivered, on behalf of each Participant, a certificate representing the shares of Common Stock purchased upon exercise of his option granted for such offering, to a brokerage firm (designated by the Company) that has rights to execute trades on the New York Stock Exchange. Such shares will be deposited in an account established for the Participant at the brokerage firm.

11. Withdrawal; Termination of Employment.

     (a) A Participant may terminate his participation in the Plan and withdraw all, but not less than all, the payroll deductions credited to his account under the Plan at any time prior to the end of the Business Day on a Termination Date corresponding to an Offering, by giving written notice to the Company. Such notice shall state that the Participant wishes to terminate his involvement in the Plan, specify a Termination Date and request the withdrawal of all of the Participant's payroll deductions held under the Plan. All of the Participant's payroll deductions credited to his account will be paid to him as soon as practicable after the Termination Date specified in the notice of termination and withdrawal (or, if no such date is specified, as soon as practical after receipt of his notice of termination and withdrawal), and his option for such Offering will be automatically canceled, and no further payroll deductions for the purchase of shares of Common Stock will be made for such Offering or for any subsequent offering, except in accordance with a new Participation Form filed pursuant to section 6 above.

     (b) Upon termination, or notice of termination, of a Participant's employment for any reason, including retirement or death, any payroll deductions authorized under section 7 shall be cancelled immediately. Thereafter, any payroll deductions that were previously accumulated in the Participant's account prior to his termination or notice of termination will be applied in accordance with the provisions of
           Section 9. However, if a termination of employment precludes an Employee from being classified as an Eligible Employee with respect to an Offering, then the payroll deductions accumulated in his account will be returned to him as soon as practicable after such termination or, in the case of his death, to the person or persons entitled thereto under section 14 below, and his option will be automatically canceled. For purposes of the Plan, the termination date of employment shall be the Participant's last date of actual employment and shall not include any period during which such Participant receives any severance payments. A transfer of employment between the Company and a Designated Subsidiary or between one Designated Subsidiary and another Designated Subsidiary, or absence or leave approved by the Company, shall not be deemed a termination of employment under this subsection 11(b).

     (c) A Participant's termination and withdrawal pursuant to subsection 11(a) above will not have any effect upon his eligibility to participate in a subsequent Offering by completing and filing a new Participation Form pursuant to section 6 above or in any similar plan that may hereafter be adopted by the Company; provided, however, that, unless otherwise permitted by the Committee in its sole discretion, an Insider who has not made the six (6) month irrevocable election described in subsection 9(c), may not participate in the Plan for at least six months after the effective date of his termination and withdrawal in accordance with 17 CFR sec.240.16b-3(d)(2).

12. Interest. No interest shall accrue on a Participant' s payroll deductions under the Plan.

13. Stock Subject to the Plan.

     (a) The maximum number of shares of Common Stock that shall be reserved for sale under the Plan shall be 500,000 shares, subject to adjustment upon changes in capitalization of the Company as provided in subsection (b) below. The shares to be sold to Participants under the Plan may be, at the election of the Company, either treasury shares or shares authorized but unissued and may be derived from shares of Common Stock purchased by the Company. If the total number of shares of

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

           Common Stock that would otherwise be subject to options granted pursuant to section 8 above on any Termination Date exceeds the number of shares then available under the Plan (after deduction of all shares for which options have been exercised or are then outstanding), the Company shall make a pro rata allocation of the shares of Common Stock remaining available for issuance in as uniform and equitable a manner as is practicable. In such event, the Company shall give written notice of such reduction of the number of shares subject to the option to each Participant affected thereby and shall return any excess funds accumulated in each Participant's account as soon as practicable after the Termination Date of such Offering.

     (b) If any option under the Plan is exercised after any Common Stock dividend, split-up, recapitalization, merger, consolidation, combination or exchange of Common Stock or the like, occurring after the shareholders of the Company approve the Plan, the number of shares of Common Stock to which such option shall be applicable and the Option Price for such Common Stock shall be appropriately adjusted by the Company.

14. Disposition Upon Death.

     (a) If a Participant dies, shares of Common Stock and/or cash, if any, attributable to the Participant's account under the Plan (when cash or shares of Common Stock are held for his account) shall be delivered to the executor or administrator of the estate of the Participant; or, if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant; or, if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

15. Transferability. Neither payroll deductions credited to a Participant's account nor any rights relating to the exercise of an option or to receive shares of Common Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution, or as provided in section 14 above) by the Participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw funds in accordance with section 11(a) above.

16. Share Transfer Restrictions.

     (a) Shares of Common Stock shall not be issued under the Plan unless such issuance is either registered under the Securities Act and applicable state securities laws or is exempt from such registrations.

     (b) Shares of Common Stock issued under the Plan may not be sold, assigned, transferred, pledged encumbered, or otherwise disposed of (whether voluntarily or involuntarily) except pursuant to registration under the Securities Act and applicable state securities laws, or pursuant to exemptions from such registrations.

     (c) Notwithstanding any other provision of the Plan or any documents entered into pursuant to the Plan and except as permitted by the Committee in its sole discretion, any shares of Common Stock issued to a Participant who is an Insider may not be sold, assigned, transferred, pledged, encumbered or otherwise disposed of for a six-month period until after the Option Price is determined on or after the Termination Date corresponding to the Offering with respect to which they were issued.

17. Amendment or Termination. The Plan may be amended by the Committee from time to time to the extent that the Committee deems necessary or appropriate in light of, and consistent with, section 423 of the Code; provided, however, that any amendment that either changes the composition, function or duties of the Committee or modifies the terms and conditions pursuant to which options are granted hereunder must be approved by the Board. The Board also may terminate the Plan or the granting of options pursuant to the Plan at any time; provided, however, that the Board shall not have the right to modify, cancel, or amend any outstanding option granted pursuant to the Plan before such termination unless each Participant consents in

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

writing to such modification, amendment or cancellation. The Plan shall terminate automatically if it is not approved by the Shareholders of the Company, in accordance with Treas. Reg. sec.1.423-2(c), by September 30, 1996. Notwithstanding the foregoing, no amendment adopted by either the Committee or the Board shall be effective, without approval of the shareholders of the Company, if shareholder approval of the amendment is then required pursuant to Rule 16b-3 under the Exchange Act or any successor rule or section 423 of the Code.

18. Notices. All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received by the Secretary of the Company or by any other person designated by the Company for the receipt of such notices or other communications, in the form and at the location specified by the Company.

19. Effective Date of Plan. The Plan shall be effective as of October 1, 1995. The Plan has been adopted by the Board subject to shareholder approval, and prior to shareholder approval shares of Common Stock issued under the Plan are subject to such approval.

20. Miscellaneous.

     (a) Headings and Gender. The headings to sections in the Plan have been included for convenience of reference only. The masculine pronoun shall include the feminine and the singular the plural, whenever appropriate. Except as otherwise expressly indicated, all references to sections in the Plan shall be to sections of the Plan.

     (b) Governing Law. The Plan shall be interpreted and construed in accordance with the internal laws of the State of New York to the extent that such laws are not superseded by the laws of the United States of America.

     (c) Plan Not A Contract of Employment. The Plan does not constitute a contract of employment and participation in the Plan does not give any Employee or Participant the right to be retained in the employ of the Company or a Designated Subsidiary, nor give any person a right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan.

                                        7